Exhibit 99.7

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 4, 2006 (this “Agreement”), among U.S. TelePacific Holdings Corp., a Delaware corporation (“Parent”) and the stockholders of Mpower Holding Corporation, a Delaware corporation (the “Company”) listed on Schedule A hereto (each a “Stockholder” and collectively the “Stockholders”).

WHEREAS, concurrently herewith, Parent, TPMC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (and subject to the terms and conditions set forth therein) Merge Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);

WHEREAS, the Stockholders are the record and beneficial owners of the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) as set forth on Schedule A hereto (collectively, the “Owned Shares”; the Owned Shares, including any shares of the Company Common Stock acquired by any Stockholder after the date hereof and prior to the termination hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, owned of record or beneficially by any Stockholder, are collectively referred to herein as the “Covered Shares”);

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.             Agreement to Vote. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. Prior to the Termination Date (as defined herein), each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (ii) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (A) in favor of the Merger and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement and (B) against (I) any Takeover Proposal, (II) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person, (III) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement, any transactions contemplated by this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, and (IV) any dividend by the Company or change in the capital structure of the Company.

2.             No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Stockholder shall not (a) enter into at any time prior to the Termination Date any voting agreement or voting trust with respect to any Covered Shares or (b) grant at any time prior to the Termination Date a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with such Stockholder’s obligations pursuant to this Agreement.

3.             Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) written notice of termination of this Agreement by Parent to the Stockholders (any such date shall be referred to herein as the “Termination Date”); provided that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

4.             Representations and Warranties of Stockholders. Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(i)            Such Stockholder is owner of record of the Owned Shares set forth on Schedule A hereto opposite such Stockholder’s name, free and clear of Liens and such Stockholder has sole voting power and sole power of disposition with respect to all such Owned Shares, with no restrictions, subject to applicable federal securities laws, on their rights of disposition pertaining thereto (other than as created by this Agreement). As of the date hereof, such Stockholder does not own beneficially or of record any equity securities of the Company other than the Owned Shares. Stockholder has not appointed or granted any proxy or power of attorney which is still in effect with respect to any Covered Shares.

(ii)           Each such Stockholder which is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; each such Stockholder who is a natural person has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law).

(iii)          Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of such Stockholder for the execution and delivery of this Agreement by such Stockholder and, except as contemplated by the Merger Agreement, the performance by such Stockholder of such Stockholder’s obligations hereunder and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any agreement, arrangement or understanding to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.

(iv)          There is no action, suit, investigation, complaint or other proceeding pending against any such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against any Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

5.             Certain Covenants of Stockholder. Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a)           Prior to the Termination Date, such Stockholder shall not, and shall not authorize or permit any of its Representatives, directly or indirectly, to:

(i)            solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties to the Merger Agreement) of any Takeover Proposal;

(ii)           participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect to, any Takeover Proposal;

(iii)          execute or enter into any agreement, understanding or arrangement with respect to any Takeover Proposal, or approve or recommend or propose to approve or recommend any Takeover Proposal or any agreement, understanding or arrangement relating to any Takeover Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions); or

(iv)          make, or in any manner participate in a “solicitation” (as such term is used in the rules of the SEC) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of the Company Common Stock intending to facilitate any Takeover Proposal or cause stockholders of the Company not to vote to approve the Merger or any other transaction contemplated by the Merger Agreement.

(b)           Such Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the matters described in Section 5.1(a) above.

(c)           Prior to the Termination Date, and except as contemplated hereby, such Stockholder shall not (i) tender into any tender or exchange officer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be void. Such Stockholder further agrees to authorize and request the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. If so requested by Parent, such Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement.

(d)           Prior to the Termination Date, such Stockholder shall promptly notify Parent of the number of any new shares of the Company Common Stock acquired by such Stockholder, if any, after the date hereof. Any such shares of the Company Common Stock shall automatically become subject to the terms of this Agreement.

(e)           Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

(f)            Such Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

6.             Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7.             Amendment; No Waiver. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Stockholder and Parent or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.             Non-survival of Representations and Warranties. The respective representations and warranties of the Stockholders and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

9.             Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) one business day after dispatching by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to a Stockholder, to the address set forth opposite such Stockholder’s name on Schedule A hereto.

If to Parent:

U.S. TelePacific Holdings Corp

515 S. Flower Street, 47th Floor

Los Angeles, CA 90071-2201

Attention: General Counsel

Facsimile: 213-213-3691

with a copy to Parent’s counsel (which shall not constitute notice to Parent):

Gibson, Dunn & Crutcher, LLP
200 Park Avenue
New York, NY 10166

Attention: E. Michael Greaney
Facsimile: 212-351-5260

10.           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this

Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.           Entire Agreement; Assignment; Third Party Beneficiaries. This Agreement and the Merger Agreement (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except (i) that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. This Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

12.           Legal Counsel. The Stockholders acknowledge that they have been advised by, and have had the opportunity to consult with, their own attorney prior to entering into this Agreement.

13.           Confidentiality. The Stockholders agree (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (ii) except as required by law or legal process not to divulge any such non-public information to any third Person.

14.           Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.

15.           Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of New York.

16.           Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9 together with written notice of such service to such party, shall be deemed effective service of process upon such party.

17.           Headings. The Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

U.S. TelePacific Holdings Corp.

/s/ Richard A. Jalkut
Name: Richard A. Jalkut
Title: CEO

STOCKHOLDER:

MCCC ICG Holdings LLC

/s/ John T. Siegel
Name: John T. Siegel
Title: Director

STOCKHOLDER:

ICG Communications, Inc.

/s/ John T. Siegel, Jr.
Name: John T. Siegel, Jr.
Title: Director

STOCKHOLDER:

Aspen Advisors, LLC

/s/ Nikos Hecht
Name: Nikos Hecht
Title: Managing Member

STOCKHOLDER:

/s/ Rolla P. Huff
Rolla P. Huff

STOCKHOLDER:

/s/ S. Gregory Clevenger
S. Gregory Clevenger

STOCKHOLDER:

/s/ Joseph M. Wetzel
Joseph M. Wetzel

Schedule A

Stockholder	Address	Owned Shares
MCCC ICG Holdings LLC	161 Inverness Drive West Englewood, CO 80112	1,988,894
ICG Communications, Inc.	161 Inverness Drive West Englewood, CO 80112	12,740,030
Aspen Advisors, LLC	152 West 57th Street New York, NY 10019	10,490,000
Rolla P. Huff	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	125,122
S. Gregory Clevenger	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	41,246
Joseph M. Wetzel	175 Sully’s Trail, Suite 300 Pittsford, NY 14534	25,000